Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries of Ping Identity Corp.

Roaring Fork Intermediate Holding, Inc. (Delaware)

Subsidiaries of Roaring Fork Intermediate Holding, Inc.

Roaring Fork Intermediate LLC (Delaware)

Subsidiaries of Roaring Fork Intermediate LLC

Ping Identity Corporation (Delaware)

Subsidiaries of Ping Identity Corporation

UnboundID LLC (Delaware)

Ping Identity International, Inc. (Delaware)

Elastic Beam LLC (Delaware)

Subsidiaries of Ping Identity International, Inc.

Ping Identity UK Ltd. (United Kingdom)

Ping Identity Canada Inc. (Canada)

Ping Identity France, SAS (France)

Ping Identity Australia Pty Limited (Australia)

Ping Identity Israel Ltd. (Israel)

Subsidiaries of Elastic Beam LLC

Elastic Beam (India) Private Limited (India)